                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K/A


               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 1, 2000



                     PACIFIC AEROSPACE & ELECTRONICS, INC.

            (Exact name of registrant as specified in its charter)


     Washington                    0-26088                        91-1744587
   (State or other              (Commission                     (IRS Employer
   jurisdiction of              File Number)                 Identification No.)
  incorporation or
    organization)

    430 Olds Station Road, Third Floor, Wenatchee, WA                98801
         (Address of Principal Executive Offices)                 (Zip Code)


Registrant's telephone number,
including area code:                              (509) 667-9600

Item 2.  Acquisition of Assets
------------------------------

On May 1, 2000, Skagit Engineering & Manufacturing, Inc. ("Skagit"), a wholly-owned subsidiary of Pacific Aerospace & Electronics, Inc. ("PA&E"), purchased substantially all of the assets of NOVA-TECH Engineering, Inc. ("Nova-Tech"), pursuant to an Asset Purchase Agreement, dated as of March 22, 2000 between PA&E, Skagit, Nova-Tech and the shareholders of Nova-Tech (the "Agreement").

Pursuant to the Agreement, Skagit paid Nova-Tech $50,000 in cash at closing, and Skagit assumed or paid off certain liabilities of Nova-Tech at closing. The purchase price was determined in arms-length negotiations between PA&E and Nova-Tech. The funds used to pay the purchase price were obtained from working capital.

Prior to the closing, PA&E was providing services to Nova-Tech under an Operating Agreement dated April 23, 1999. As of February 29, 2000, PA&E had loaned $2.5 million to Nova-Tech for working capital. These loans were made under the terms of two demand notes dated April 26, 1999 and August 5, 1999. The loans were each secured by substantially all of the assets of Nova-Tech. No other material relationship existed between Nova-Tech and PA&E or any affiliates, officers, directors or associates of PA&E.

Nova-Tech is a full service engineering firm of licensed professional engineers, who specialize in turn-key design and build, machine designs, engineering research and development, and total system engineering. Nova-Tech designs and builds high productivity tools, fixtures, and machines for the aerospace industry. PA&E currently plans to continue Nova-Tech's operations as part of PA&E's U.S. Aerospace Group - Engineering & Fabrication Division.

Item 7.  Financial Statements and Exhibits
------------------------------------------

(a)  Financial Statements of the Business Acquired
     ---------------------------------------------

The consolidated financial statements of Nova-Tech Engineering, Inc. required to be filed with this Form 8-K/A are attached to this report as pages F-1 to F-15.

(b)  Pro Forma Financial Data
     ------------------------

The pro forma financial data required to be filed with this Form 8-K/A is attached to this report as pages P-1 to P-6.

(c)  Exhibits
     --------

The following is filed as an exhibit to this current report:

10.1 Asset Purchase Agreement, dated as of March 22, 2000, between Pacific Aerospace & Electronics, Inc., Skagit Engineering & Manufacturing, Inc., NOVA-TECH Engineering, Inc., and the Shareholders of NOVA-TECH Engineering, Inc./(1)/

____________________________________
/(1)/ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ending February 29, 2000.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              PACIFIC AEROSPACE & ELECTRONICS, INC.


                              By:   /s/ Donald A. Wright
                                  ---------------------------------------------
                                   Donald A. Wright
                                   President, Chief Executive Officer, and
                                   Chairman of the Board
                                   (Principal Executive Officer)

Dated:  July 13, 2000

                                 EXHIBIT INDEX


Exhibit
Number    Description


10.1 Asset Purchase Agreement, dated as of March 22, 2000, between Pacific Aerospace & Electronics, Inc., Skagit Engineering & Manufacturing, Inc., NOVA-TECH Engineering, Inc., and the Shareholders of NOVA-TECH Engineering, Inc./(1)/


___________________
/(1)/ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ending February 29, 2000.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                          Page
                                                                                          ----
Nova-Tech Engineering Inc.
Report of Independent Accountants........................................................  F-2
Balance Sheet as of October 31, 1999.....................................................  F-3
Statement of Loss and Accumulated Deficit for the year ended October 31, 1999............  F-4
Statement of Cash Flows for the year ended October 31, 1999..............................  F-5
Notes to Financial Statements............................................................  F-6

Nova-Tech Engineering, Inc. (unaudited)
Balance Sheets as of April 30, 2000 and October 31, 1999.................................  F-12
Statements of Operations for the nine-month periods ended April 30, 2000 and 1999........  F-13
Statements of Cash Flows for the nine-month periods ended April 30, 2000 and 1999........  F-14
Notes to Unaudited Financial Statements..................................................  F-15

Stockholders
Nova-Tech Engineering, Inc.

We have audited the accompanying balance sheet of Nova-Tech Engineering, Inc. as of October 31, 1999, and the related statements of loss and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nova-Tech Engineering, Inc. as of October 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 16, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

/s/ Werner & Co PLLC

January 29, 2000

                          Nova-Tech Engineering, Inc.
                                 Balance Sheet
                               October 31, 1999

                                           Assets
Current Assets:
      Cash and equivalents                                                      $     5,106
      Accounts and other receivables                                              2,533,047
      Work in process                                                                29,627
      Inventory                                                                       3,303
      Costs and estimated earnings in excess of billings on
            long-term contracts                                                     475,744
      Deferred tax asset, net                                                       697,663
      Prepaid expenses                                                               62,466
                                                                                -----------
                    Total Current Assets                                          3,806,956

Furniture, Equipment and Improvements, net                                          596,561

Intangible Assets, net                                                                  995

Other Assets                                                                          5,345
                                                                                -----------
                                                                                $ 4,409,857
                                                                                ===========

                         Liabilities and Stockholders' Deficit

Current Liabilities:
      Accounts payable and accrued liabilities                                  $ 1,681,688
      Demand note payable                                                         2,360,000
      Line of credit                                                              1,012,347
      Current portion ESOP debt                                                     203,572
      Current portion of loan payable                                                97,583
      Accrual for loss on contracts in progress                                     430,357
                                                                                -----------
                    Total Current Liabilities                                     5,785,547

ESOP Debt, net of current portion                                                   969,337

Loan Payable, net of current portion                                                132,168

Stockholders' Deficit:
      Class A Common Stock, 10,000,000 shares authorized,
            2,850,000 shares issued and outstanding                                     400
      Additional paid-in capital                                                      1,188
      Retained earnings (deficit)                                                (1,305,874)
      Less: unallocated shares of Class B Super Common Stock
            held by employee stock ownership trust, 4,000,000 shares
            authorized, 1,520,000 shares issued and outstanding                  (1,172,909)
                                                                                -----------
                    Total Stockholders' Deficit                                  (2,477,195)
                                                                                -----------
                                                                                $ 4,409,857
                                                                                ===========

See accompanying notes and accountants' report.

                          Nova-Tech Engineering, Inc.
                   Statement of Loss and Accumulated Deficit
                      For the Year Ended October 31, 1999

Revenues Earned                                           $ 6,761,971      100.0  %

Cost of Revenues Earned                                     8,329,317      123.2

(Provision for Loss) on Contracts in Progress,
    Reversal of Prior Year Provision                          874,067       12.9
                                                          -----------     ------
Gross Profit (Loss)                                          (693,279)     (10.3)

General and Administrative Expenses                         3,072,235       45.4
                                                          -----------     ------
Loss from Operations                                       (3,765,514)     (55.7)

Other Income (Expense):
    Interest expense, net of interest income
      of $246 in 1999                                        (239,320)      (3.5)
    Loss on disposal of assets                                 (3,363)      (0.0)
    Miscellaneous                                                 706        0.0
                                                          -----------     ------
Loss Before Income Tax                                     (4,007,491)     (59.3)

Recovery of Income Tax                                      1,353,950       20.0
                                                          -----------     ------
Net Loss                                                   (2,653,541)     (39.2) %
                                                                          ======
Beginning Retained Earnings                                 1,347,667
                                                          -----------

Ending Accumulated Deficit                                $(1,305,874)
                                                          ===========

See accompanying notes and accountants' report.

                          Nova-Tech Engineering, Inc.
                            Statement of Cash Flows
                      For the Year Ended October 31, 1999

Cash Flows From Operating Activities:
   Net Loss                                                                           $(2,653,541)
       Adjustments to reconcile net loss to net cash:
            Depreciation and amortization                                                 254,591
            Loss on disposal of assets                                                     10,747
            (Reversal of ) loss on contracts in progress                                 (874,067)

       Decrease (increase) in assets:
            Accounts and miscellaneous receivables                                        381,099
            Federal income tax receivable                                                (624,802)
            Work in process                                                               167,120
            Inventory                                                                      (1,101)
            Costs and estimated earnings in excess of billings
              on long-term contracts                                                      797,924
            Deferred tax asset                                                           (343,663)
            Prepaid expenses                                                               (2,616)
       Increase (decrease) in liabilities:
            Accounts payable and accrued liabilities                                      (46,190)
            Deferred tax liability                                                       (134,000)
            Due from ESOP                                                                 283,684
                                                                                      -----------
            Total Cash (Used) by Operating Activities                                  (2,784,815)
                                                                                      -----------

Cash Flows From Investing Activities:
   Cash purchase of equipment                                                            (111,243)
                                                                                      -----------
            Total Cash (Used) by Investing Activities                                    (111,243)
                                                                                      -----------

Cash Flows From Financing Activities:
   Line of credit, net                                                                    165,963
   Demand notes payable, net                                                            2,360,000
   Repayment of capital lease obligations and loan payable                                (72,269)
   Due from stockholders                                                                  133,229
   Proceeds from loan payable                                                             300,000
                                                                                      -----------
            Total Cash Provided by Financing Activities                                 2,886,923
                                                                                      -----------

Net Decrease in Cash and Equivalents                                                       (9,135)

Beginning Cash and Equivalents                                                             14,241
                                                                                      -----------

Ending Cash and Equivalents                                                           $     5,106
                                                                                      ===========
Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for:
      Interest                                                                        $   161,364
      Income taxes                                                                          1,500
   Non-cash activities:
      Repayment by Nova-Tech Engineering, Inc. Employee
              Stock Ownership Plan                                                        248,769

See accompanying notes and accountants' report.

                          Nova-Tech Engineering, Inc.
                         Notes to Financial Statements
                               October 31, 1999

1.  Nature of Business and Summary of Significant Accounting Policies

Nature of business
------------------
The Company specializes in the designing, building, and engineering of innovative high-productivity equipment for the aerospace industry.

Summary of significant accounting policies
------------------------------------------
This summary of significant accounting policies of Nova-Tech Engineering, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representation of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Allowance for doubtful accounts
-------------------------------
The Company provides an allowance for doubtful receivables at the time reasonable estimates of uncollectible amounts can be made.

Furniture, equipment and improvements
-------------------------------------
Depreciation of furniture and equipment has been provided using accelerated and straight-line methods with estimated useful lives of two to ten years. Amortization of leasehold improvements is on the straight-line method over the useful life, or life of the lease, whichever is shorter.

Intangible assets
-----------------
Amortization of patent costs has been computed over the life of the patent, which is estimated to be seventeen years.

Revenue and cost recognition
----------------------------
Revenues from long-term, fixed-price contracts are recognized on the percentage-of-completion method measured by job progress. Revenues from short-term, fixed-price contracts are recognized on the billable amount which is calculated by multiplying hours expended times employee cost per hour. In no event are revenues recognized in excess of contract amount.

Contract costs for long-term contracts include all direct material and labor costs related to contract performance. For short-term contracts, the selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

Provision is made for estimated future losses on an entire contract at the date it is first estimated that a loss will result from a contract in progress. The liability "Accrual for loss on contracts in progress" represents this amount.

The asset "Cost and estimated earnings in excess of billings on long-term contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on long-term contracts" represents amounts billed in excess of revenues recognized.

Cash and equivalents
--------------------
For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventory
---------
Inventory is stated at the lower of cost, using the first-in, first-out (FIFO) method, or market.

Advertising
-----------
Advertising costs are charged to operations when incurred.


See accountants' report.

                          Nova-Tech Engineering, Inc.
                         Notes to Financial Statements
                               October 31, 1999

1.  Nature of Business and Summary of Significant Accounting Policies
    (Continued)

Income taxes
------------
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Use of estimates in the preparation of financial statements
-----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  Accounts and Other Receivables

Accounts and other receivables consist of the following:

Accounts receivable                                                $  1,617,795
Due from stockholders and employees                                      33,950
Federal income tax receivable                                           879,287
Miscellaneous                                                             2,015
                                                                   ------------

                                                                   $  2,533,047
                                                                   ============

3.  Furniture, Equipment and Improvements

Furniture, equipment and improvements are summarized by major classifications as follows:

                                                                  Accumulated
                                                                  Depreciation
                                                    Cost        & Amortization
                                              ---------------   --------------

Furniture and fixtures                        $       98,781    $      55,157
Leasehold improvements                                92,684           29,889
Engineering equipment                              1,596,703        1,176,058
Office equipment                                      98,800           56,273
Transportation equipment                              60,985           34,015
                                              ---------------   --------------

                                              $    1,947,953    $   1,351,392
                                              ===============   ==============

4.  Intangible Assets

Intangible assets consist of patents with a cost of $8,323. Accumulated amortization at October 31, 1999 was $7,328.


See accountants' report.

5.  Uncompleted Contracts

Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows:

       Costs incurred on uncompleted contracts                                   $  7,689,655
       Estimated earnings (losses)                                                 (2,903,369)
                                                                                 ------------

                                                                                    4,786,286
       Billings to date                                                             4,310,542
                                                                                 ------------

                                                                                 $    475,744
                                                                                 ============

Included in the accompanying balance sheet under the following captions:
    Costs and estimated earnings in excess of billings
        on uncompleted contracts                                                 $    475,744
    Billings in excess of costs and estimated earnings on
        uncompleted contracts                                                               -
                                                                                 ------------

                                                                                 $    475,744
                                                                                 ============

6.  Leased Equipment Under Capital Lease

Leased equipment under capital lease had a cost of $23,202 in 1998. Accumulated amortization was $8,507 at October 31, 1998. During the year ended October 31, 1999 the Company exercised a bargain purchase option and purchased the equipment previously leased.

7.  Depreciation and Amortization

Depreciation and amortization expense related to furniture, equipment, improvements and intangible assets was $254,591 for the year ended October 31, 1999.

8.  Line of Credit Commitment

The Company had a line of credit with its bank for $1,500,000, bearing interest at prime + 2%, expiring January 19, 2000. The line was renewed at that date for $500,000, expiring June 30, 2000. The reduction in their line of credit was in accordance with the debt limitations set forth in the asset purchase agreement. The line is secured by accounts receivable, inventory and equipment and is personally guaranteed by the stockholders. As of October 31, 1999, the line of credit balance was $1,012,347.

9.  Demand Note Payable

The Company owes $2,360,000 on two demand notes payable which accrued interest at the rate of 7.5% per annum from the note date until the date on which lender demands payment. The notes are secured by equipment, accounts receivable, inventory and intangibles.

The lender has an operating agreement and asset purchase agreement in effect with the Company, as discussed in Note 16 below.


See accountants' report.

                          Nova-Tech Engineering, Inc.
                         Notes to Financial Statements
                               October 31, 1999

10. Lease Obligations

Obligations under operating leases
----------------------------------
The Company conducts its operations from facilities owned by company officers that are leased under a six-year operating lease expiring on November 30, 2004.

The Company leases space at another location under a five-year lease expiring on July 31, 2003. There is an option to renew the lease for an additional five years.

The company also leases space in Wichita, Kansas, under an operating lease expiring March 31, 2001.

The following is a schedule of future minimum rental payments required under the above operating leases as of October 31, 1999:

            Years ending October 31,
          ----------------------------
                     2000                                        $    239,851
                     2001                                             235,878
                     2002                                             238,800
                     2003                                             216,600
                     2004                                             162,500
                                                                 ------------

                                                                 $  1,093,629
                                                                 ============

The net rental expense amounted to $268,283 for the year ended October 31, 1999.

11. Pension Plans

In November 1995, the Company established an Employee Stock Ownership Plan
(ESOP) and Trust for employees who are not covered by a collective bargaining agreement. This is a noncontributory plan established to acquire shares of the Company's Class B Super Common Stock for the benefit of all eligible employees. To qualify as a participant, an employee must be at least 21 years of age and have completed at least 1,000 hours of service.

Fixed contributions are based on 1% of each participant's compensation for the year. Variable contributions are made at the discretion of the Board of Directors up to the maximum amount permitted under the Internal Revenue Code.

In 1997, the Company entered into an agreement with a financial institution authorizing the Company to borrow up to $1,900,000 in connection with the ESOP. Under this agreement, the ESOP borrowed $1,900,000 for the purchase of 1,520,000 shares of Class B Super Common Stock. This obligation consists of seven annual loans which are payable in monthly installments through the year 2004, including interest thereon at the 30-day commercial paper rate plus 2.7%. Future maturities are as follows:

            Year ending October 31,
          ---------------------------
                     2000                                        $    203,572
                     2001                                             271,429
                     2002                                             271,429
                     2003                                             271,429
                     2004                                             155,050
                                                                 ------------

                                                                 $  1,172,909
                                                                 ============


See accountants' report.

                          Nova-Tech Engineering, Inc.
                         Notes to Financial Statements
                               October 31, 1999

11. Pension Plans (Continued)

The Company is currently in non-compliance with the ESOP loan covenant requiring a net equity position of $1,000.000.

The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to participants' accounts. The shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings: dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

The ESOP shares as of October 31, 1999 are as follows:

Allocated shares                                                                        400,726.0120
Shares committed to be released for allocation                                          214,005.1865
Unreleased shares                                                                       905,268.8015
                                                                                  ------------------

       Total ESOP shares                                                              1,520,000.0000
                                                                                  ==================

              Fair value of unreleased shares at October 31, 1999                 $        16,747.47
                                                                                  ==================

ESOP contributions were $111,587 for the year ended October 31, 1999. ESOP expenses and loan repayments are as follows:

          Interest expense                                      $       99,876
          Plan management expenses                                      49,820
          Principal paid                                               248,769
                                                                --------------

             Total expense                                      $      398,465
                                                                ==============

The Company has a 401(k) Plan in effect covering all of its employees that have completed six months of service. Contributions are discretionary and are limited to 15% of each participant's compensation. There were no employer contributions during the year ended October 31, 1999.

12.  Income Taxes

Components of the deferred tax asset as of October 31, 1999 are as follows:

     Net operating loss carryforward                                            $     615,380
     Tax depreciation in excess of book depreciation                                  (50,355)
     Accrued loss on contracts                                                        146,321
     Accrued expenses                                                                  75,027
     Section 481(a) adjustment                                                        (88,710)
                                                                                -------------

       Net deferred tax asset                                                   $     697,663
                                                                                =============

Components of the recovery of income taxes for the year ended October 31, 1999 are as follows:

   Current                                                      $      656,287
   Deferred-timing differences between the financial
      statement method and tax method of accounting                    697,663
                                                                --------------

           Total recovery of income taxes                       $    1,353,950
                                                                ==============

See accountants' report.

                          Nova-Tech Engineering, Inc.
                         Notes to Financial Statements
                               October 31, 1999

12.  Income Taxes (Continued)

The Company incurred a net tax loss of $4,613,804 for the year ended October 31, 1999. They utilized $2,584,374 of the loss in carrybacks, the remaining $2,029,430 will be carried forward and is expected to be used in the year ending October 31, 2000.

13.  Related Party Transactions

In July 1994, the officers and one key employee purchased the building in which the Company is located. The Company signed a six-year operating lease which is described in Note 10. The amount of rent paid or accrued to the officers and key employee was $149,500 during the year ended October 31, 1999.

The company advanced the stockholders $168,563 during the year ended October 31, 1998. The stockholders repaid $134,613 during the year ended October 31, 1999 and the balance outstanding at year-end was $33,950. This amount was repaid during the year ending October 31, 2000.

14.  Major Customers

The Company had two major customers in 1999 in the aerospace and governmental industries, which accounted for the following percentages of revenue:

                                 Percentage of
                                 -------------
                                   Revenues
                                   --------
                                      76%
                                      15%
                                   --------
                                      91%
                                   ========

15.  Operating Agreement

On April 23, 1999 the Company entered into an operating agreement with the corporation which is the party to the asset purchase agreement. Under the terms of the agreement, the purchasing corporation will provide management and consulting services to the Company pending the closing of the proposed acquisition. If the operating agreement is terminated for any reason other than the acquisition of the Company by the purchasing corporation, the Company will pay a consulting fee of $10,000 per month for each month that the agreement is in effect. On January 20, 2000, the operating agreement was extended.

16.  Subsequent Event

These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The accompanying financial statement shows that current liabilities exceed current assets by $1,978,591 at October 31, 1999. However $2,360,000 of the current liabilities represent demand notes payable held by the corporation which is a party to the asset purchase agreement. On May 1, 2000, the corporation purchased substantially all the net assets of the Company for a net gain.


See accountants' report.

                          Nova-Tech Engineering, Inc

                                Balance Sheets

                      April 30, 2000 and October 31, 1999

                                  (Unaudited)

                                                                                               April 30,         October 31,
                                        Assets                                                   2000              1999
                                                                                              -----------        -----------
  Current Assets:
  Cash and equivalents                                                                        $    11,919        $     5,106
  Accounts and other receivables                                                                  655,129          2,533,047
  Work in process                                                                                   3,620             29,627
  Inventory                                                                                             -              3,303
  Costs and estimated earnings in excess of billings on
          long-term contracts                                                                     356,045            475,744
  Deferred tax asset, net                                                                         697,663            697,663
  Prepaid expenses                                                                                 20,328             62,466
                                                                                              -----------        -----------
                           Total Current Assets                                                 1,744,704          3,806,956

  Furniture, Equipment and Improvements, net
  Intangible Assets, net                                                                          470,359            596,561
  Other Assets                                                                                        931                995
                                                                                                    5,505              5,345
                                                                                              -----------        -----------
                                                                                              $ 2,221,499        $ 4,409,857
                                                                                              ===========        ===========

                           Liabilities and Stockholders' Deficit

  Current Liabilities:
  Accounts payable and accrued liabilities                                                    $ 2,278,996        $ 1,681,688
  Demand note payable                                                                           2,500,000          2,360,000
  Line of credit                                                                                  161,263          1,012,347
  Billings in excess of costs and estimated earnings on
          long-term contracts                                                                      51,790                  -
  Current portion ESOP debt                                                                       210,000            203,572
  Current portion of loan payable                                                                 100,000             97,583
  Accrual for loss on contracts in progress                                                       252,185            430,357
                                                                                              -----------        -----------
                           Total Current Liabilities                                            5,554,234          5,785,547

  ESOP Debt, net of current portion                                                               826,793            969,337
  Loan Payable, net of current portion                                                             83,301            132,168
  Stockholders' Deficit:
  Class A Common Stock, 10,000,000 shares authorized,
          2,850,000 shares issued and outstanding                                                     400                400
  Additional paid-in capital                                                                        1,188              1,188
  Retained earnings (deficit)                                                                  (3,207,624)        (1,305,874)
  Less: unallocated shares of Class B Super Common Stock
          held by employee stock ownership trust, 4,000,000 shares
          authorized, 1,520,000 shares issued and outstanding                                  (1,036,793)        (1,172,909)
                                                                                              -----------        -----------
                           Total Stockholders' Deficit                                         (4,243,492)        (2,477,195)
                                                                                              -----------        -----------
                                                                                              $ 2,221,499        $ 4,409,857
                                                                                              ===========        ===========

   The accompanying notes are an integral part of this financial statement.

                          Nova-Tech Engineering, Inc
                           Statements of Operations
           For the Nine-Month Periods Ended April 30, 1999 and 2000
                                (Unaudited)

                                                                                1999                2000
                                                                                ----                ----
Revenues Earned                                                           $  7,364,463         $  3,161,102

Cost of Revenues Earned                                                      7,615,304            4,726,111

(Provision for Loss) on Contracts in Progress,
          Reversal of Prior Year Provision                                     355,314             (117,459)
                                                                          ------------         ------------
Gross Profit (Loss)                                                           (606,155)          (1,447,550)

General and Administrative Expenses                                          2,015,646            2,006,611
                                                                          ------------         ------------
Loss from Operations                                                        (2,621,801)          (3,454,161)

Other Income (Expense):

          Interest expense, net of interest income                            (132,904)            (246,444)
          Loss on disposal of assets                                            (2,833)                (611)
          Miscellaneous                                                         41,785                 (873)
                                                                          ------------         ------------
Loss Before Income Tax                                                      (2,715,753)          (3,702,089)

Income Tax Benefit (Expense)                                                   963,991              772,031
                                                                          ------------         ------------
Net Loss                                                                  $ (1,751,762)        $ (2,930,058)
                                                                          ============         ============

   The accompanying notes are an integral part of this financial statement.

                          Nova-Tech Engineering, Inc
                           Statements of Cash Flows

           For the Nine-Month Periods Ended April 30, 1999 and 2000
                                (Unaudited)

                                                                                         1999                     2000
                                                                                         ----                     ----
Cash Flows From Operating Activities:

     Net Income (loss)                                                               $(1,751,762)             $(2,930,058)
         Adjustments to reconcile net income to net cash:
              Depreciation and amortization                                              172,850                  207,587
              Change in provision for doubtful accounts                                                            73,265
              Loss on disposal of assets                                                   2,833                      611
              Provision for (reversal of ) loss on contracts in progress                 355,314                  (89,559)

         Decrease (increase) in assets:
              Accounts and miscellaneous receivables                                     958,890                   79,627
              Federal income tax receivable
              Inventory                                                                  (31,488)                 107,629
              Costs and estimated earnings in excess of billings
                on long-term contracts                                                   217,869                  965,332
              Deferred tax asset                                                        (771,010)                 200,245
              Prepaid expenses and other assets                                          120,024                   69,453
         Increase (decrease) in liabilities:
              Accounts payable and accrued liabilities                                   (54,648)                 783,464
              Billings in excess of costs and estimated earnings
                on long-term contracts                                                   105,423                   18,579
              Deferred tax liability                                                     (81,832)                 (98,989)
              Due from ESOP                                                              (30,889)                 181,354
                                                                                     -----------              -----------
              Total Cash Provided (Used) by Operating Activities                        (788,426)                (431,460)
                                                                                     -----------              -----------

Cash Flows from Investing Activities:
     Cash purchase of equipment                                                         (259,707)                 (25,400)
     Cash sales of equipment                                                                   -                        -
                                                                                     -----------              -----------
              Total Cash Provided (Used) by Investing Activities                        (259,707)                 (25,400)
                                                                                     -----------              -----------

Cash Flows from Financing Activities:
     Line of credit, net                                                                 343,347                 (285,976)
     Demand notes payable, net                                                           400,000                1,000,000
     Repayment of capital lease obligations and loan payable                             (26,491)                (251,111)
     Proceeds from loan payable                                                          325,844                        -
                                                                                     -----------              -----------
              Total Cash Provided (Used) by Financing Activities                       1,042,700                  462,913
                                                                                     -----------              -----------

Net Decrease in Cash                                                                      (5,433)                   6,053

Beginning Cash                                                                            19,358                    5,866
                                                                                     -----------              -----------
Ending Cash                                                                          $    13,925              $    11,919
                                                                                     ===========              ===========


   The accompanying notes are an integral part of this financial statement.

                          NOVA-TECH ENGINEERING, INC.
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
           For the Nine-Month Periods Ended April 30, 2000 and 1999

Note 1: Basis of Presentation
        ---------------------

The accompanying unaudited financial statements of Nova-Tech Engineering, Inc. ("Nova-Tech") have been prepared in accordance with Form 8-K instructions and, recurring adjustments) necessary to present fairly Nova-Tech's financial position as of April 30, 2000, the results of operations for the nine-month periods ended April 30, 2000 and 1999, and the statements of cash flow for the nine-month periods ended April 30, 2000 and 1999. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of Nova-Tech's annual financial statements for the year ended October 31, 1999.

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The financial statements should be read in conjunction with the audited financial statement and notes thereto for the year ended October 31, 1999.

The results of operations for the nine-month periods ended April 30, 2000 and 1999 are not necessarily indicative of the results to be expected or anticipated for the full fiscal year.

Note 2: Subsequent Event
        ----------------

On May 1, 2000, substantially all of the Company's assets were purchased and certain liabilities were assumed by Skagit Engineering & Manufacturing, Inc., a wholly owned subsidiary of Pacific Aerospace & Electronics, Inc. The purchase price consisted of $50,000 in cash.

                       INDEX TO UNAUDITED PRO FORMA DATA

                                                                                Page
                                                                                ----
Unaudited Pro Forma Financial Data............................................. P-2
Unaudited Pro Forma Balance Sheet Data......................................... P-3
Notes to Unaudited Pro Forma Balance Sheet Data................................ P-4
Unaudited Pro Forma Statements of Operations Data.............................. P-5
Notes to Unaudited Pro Forma Statements of Operations Data..................... P-6

                      UNAUDITED PRO FORMA FINANCIAL DATA

The following Unaudited Pro Forma Financial Data for the most recent audited periods and unaudited periods of the respective companies, gives effect to the acquisition of Nova-Tech Engineering, Inc. by a wholly-owned subsidiary of Pacific Aerospace & Electronics, Inc. (the Company), as if the acquisition had occurred at the beginning of the respective periods.

This Unaudited Pro Forma Financial Data is based on the assumptions and adjustments described in the accompanying notes, which the Company believes are reasonable. The Unaudited Pro Forma Statement of Operations Data does not purport to represent what the Company's results of operations actually would have been if the event described above had occurred as of the periods indicated or what such results will be for any future periods. This Unaudited Pro Forma Financial Data and the accompanying notes should be read in conjunction with the historical financial statements of the Company and Nova-Tech Engineering, Inc., including the notes thereto.

The acquisition referred to in this Unaudited Pro Forma Financial Data has been accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the date of acquisition. The Company does not believe that any changes to these estimates that may occur will have a material impact on the Unaudited Pro Forma Financial Data.

                     Pacific Aerospace & Electronics, Inc.
                    Unaudited Pro Forma Balance Sheet Data
                            As of February 29, 2000

                                                            Historical
                                                            ----------
                                                  Unaudited            Unaudited            Pro Forma           Pro Forma as
                                                    PA&E     (1)       Nova-Tech   (2)     Adjustments            Adjusted   (3)
                                               --------------        --------------      ---------------       --------------
ASSETS

CURRENT ASSETS
   Cash                                         $    1,102,000       $        5,000                    -       $    1,107,000
   Accounts  receivable, net                        21,348,000              800,000           (1,028,000) (6)      21,120,000
   Inventories                                      28,333,000              900,000                    -           29,233,000
   Deferred income taxes                               878,000                    -                    -              878,000
   Prepaid expense and other                         2,275,000               45,000                    -            2,320,000
                                                --------------       --------------      ---------------       --------------
             Total Current Assets                   53,936,000            1,750,000           (1,028,000)          54,658,000
                                                --------------       --------------      ---------------       --------------

PROPERTY AND EQUIPMENT, NET                         45,082,000              512,000              (84,000) (4)      45,510,000
                                                --------------       --------------      ---------------       --------------

OTHER ASSETS

  Note receivable, net                               2,500,000                    -           (2,500,000) (5)               -
   Investment                                           19,000                    -                    -               19,000
   Costs in excess of net book value of
        acquired subsidiaries, net                  41,203,000                    -            3,147,000  (7)      44,350,000
  Patents, net                                       1,183,000                    -                    -            1,183,000
  Deferred income taxes                              2,555,000                    -                    -            2,555,000
  Deferred financing costs, net                      4,429,000                    -                    -            4,429,000
  Other assets                                         318,000                6,000               (6,000) (4)         318,000
                                                --------------       --------------      ---------------       --------------
               Total Other Assets                   52,207,000                6,000              641,000           52,854,000
                                                --------------       --------------      ---------------       --------------

TOTAL ASSETS                                    $  151,225,000       $    2,268,000      $      (471,000)      $  153,022,000
                                                ==============       ==============      ===============       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                              $   10,290,000       $    1,400,000      $    (1,028,000) (6)  $   10,662,000
  Accrued liabilities                                4,333,000              900,000                                 5,233,000
  Accrued interest                                     670,000              230,000             (230,000) (6)         670,000
  Current portion of long-term debt                  1,185,000              310,000             (110,000) (8)       1,385,000
  Current portion of capital lease
       obligations                                     521,000                    -                    -              521,000
  Line of credit                                     5,871,000              250,000                    -            6,121,000
  Other current liabilities                                  -            2,500,000           (2,500,000) (5)               -
                                                --------------       --------------      ---------------       --------------
                Total Current Liabilities           22,870,000            5,590,000           (3,868,000)          24,592,000
                                                --------------       --------------      ---------------       --------------

LONG-TERM LIABILITIES
  Long-term debt, net of current portion             4,402,000              991,000             (916,000) (8)       4,477,000
  Capital lease obligations, net of
       current portion                               1,190,000                    -                    -            1,190,000
  Senior subordinated notes payable                 75,000,000                    -                    -           75,000,000
  Deferred rent and other                              316,000                    -                    -              316,000
                                                --------------       --------------      ---------------       --------------
                 Total Long Term Liabilities        80,908,000              991,000             (916,000)          80,983,000
                                                --------------       --------------      ---------------       --------------

Total Liabilities                                  103,778,000            6,581,000           (4,784,000)         105,575,000
                                                --------------       --------------      ---------------       --------------

STOCKHOLDERS' EQUITY
   Convertible preferred stock                               -                    -                    -                    -
   Common stock                                         21,000                1,000               (1,000) (9)          21,000
   Additional paid in capital                       69,456,000                1,000               (1,000) (9)      69,456,000
   Accumulated other comprehensive loss             (2,696,000)                   -                    -           (2,696,000)
   Accumulated deficit                             (19,334,000)          (4,315,000)           4,315,000  (9)     (19,334,000)
                                                --------------       --------------      ---------------       --------------
                  Total Stockholders' Equity        47,447,000           (4,313,000)           4,313,000           47,447,000
                                                --------------       --------------      ---------------       --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $  151,225,000       $    2,268,000      $      (471,000)      $  153,022,000
                                                ==============       ==============      ===============       ==============

                Notes to Unaudited Pro Forma Balance Sheet Data


(1) Represents the unaudited consolidated balance sheet of Pacific Aerospace & Electronics, Inc. ("Pacific Aerospace") as of February 29, 2000.
(2) Represents the unaudited balance sheet of Nova-Tech Engineering, Inc. ("Nova-Tech") as of February 29, 2000.
(3) Represents Pacific Aerospace & Electronics, Inc.'s pro forma as adjusted balance sheet as if the Nova-Tech acquisition had occurred on February 29, 2000.
(4) Represents the incremental decrease in the fair value of the related asset as determined by management as of the acquisition date. Total purchase price of Nova-Tech was allocated to assets and liabilities based on fair value at the acquisition date as follows:

                 Nova-Tech purchase price                                                   $        50,000
                 Debt forgiveness, net                                                              680,000
                 Acquisition costs                                                                  137,000
                                                                                            ---------------
                      Total purchase price to be allocated                                  $       867,000
                                                                                            ===============

                 Historical book value of assets acquired                                   $     1,350,000
                 Adjustment of equipment and other assets to fair value as determined
                    by management                                                                   (90,000)
                 Elimination of inter-company loan                                               (2,500,000)
                 Liabilities assumed                                                             (1,793,000)
                 Costs in excess of net tangible assets                                           3,900,000
                                                                                            ---------------
                      Total purchase price allocated                                        $       867,000
                                                                                            ===============

(5)      Represents elimination of loan due Pacific Aerospace from Nova-Tech.
(6)      Represents elimination of inter-company receivables and payables.
(7) Represents excess of purchase price over fair value of tangible net assets acquired with Nova-Tech as if the purchase had occurred on February 29, 2000. Actual excess of purchase price over fair value of tangible net assets acquired with Nova-Tech is $3,900,000, which will be amortized over 10 years.
(8)      Represents elimination of liabilities not assumed by Pacific Aerospace.
(9) Represents elimination of Nova-Tech common stock, additional paid in capital, and retained earnings.

                     Pacific Aerospace & Electronics, Inc.
               Unaudited Pro Forma Statements Of Operations Data

                                                         Fiscal Year Historical
                                                         ----------------------
                                                         Audited         Unaudited
                                                          PA&E           Nova-Tech     Pro forma           Pro forma
                                                      May 31, 1999     July 31, 1999   Adjustments        As adjusted (1)
                                                      ------------     -------------   -----------        ------------
Statements of Operations Data:
 Net sales                                            $107,366,000     $ 9,367,000      $(250,000) (7)     $116,483,000
 Cost of sales                                          86,094,000      10,106,000       (250,000) (7)       95,950,000
                                                      ------------     -----------      ---------          ------------
  Gross profit                                          21,272,000        (739,000)             -            20,533,000
 Operating expenses                                     17,308,000       2,748,000        155,000  (2)       20,211,000
                                                      ------------     -----------      ---------          ------------
 Income from operations                                  3,964,000      (3,487,000)      (155,000)              322,000
 Other income (expense)
 Interest income                                           532,000               -              -               532,000
 Interest expense                                       (8,672,000)       (193,000)       134,000  (3)       (8,731,000)
 Other                                                 (11,332,000)         36,000              -           (11,296,000)
                                                      ------------     -----------      ---------          ------------
 Income (loss) before income tax benefit (expense)     (15,508,000)     (3,644,000)       (21,000)          (19,173,000)
Income tax benefit (expense)                             2,639,000       1,112,000              -             3,751,000
                                                      ------------     -----------      ---------          ------------
 Net income (loss)                                     (12,869,000)     (2,532,000)       (21,000)          (15,422,000)
Other comprehensive income (loss)
 Foreign currency translation                           (1,727,000)              -              -            (1,727,000)
 Income tax benefit                                        587,000               -              -               587,000
 Valuation of available-for-sale securities                436,000               -              -               436,000
                                                      ------------     -----------      ---------          ------------
  Total other comprehensive loss                          (704,000)              -              -              (704,000)
                                                      ------------     -----------      ---------          ------------
 Comprehensive income (loss)                          $(13,573,000)    $(2,532,000)     $ (21,000)         $(16,126,000)
                                                      ============     ===========      =========          ============


                                                           Nine Month Period
                                                           -----------------
                                                        Unaudited          Unaudited
                                                          PA&E             Nova-Tech       Pro forma          Pro forma
                                                    February 29, 2000   April 30, 2000     Adjustments       As adjusted (4)
                                                    -----------------   --------------     -----------       -----------
Statements of Operations Data:
 Net sales                                          $   84,072,000      $   3,161,000      $(1,000,000) (7)  $86,233,000
 Cost of sales                                          67,115,000          4,609,000       (1,000,000) (7)   70,724,000
                                                    --------------      -------------      -----------       -----------
  Gross profit                                          16,957,000         (1,448,000)               -        15,509,000
 Operating expenses                                     14,332,000          2,007,000           86,000  (5)   16,425,000
                                                    --------------      -------------      -----------       -----------
 Income from operations                                  2,625,000         (3,455,000)         (86,000)         (916,000)
 Other income (expense)
 Interest income                                            54,000                  -                             54,000
 Interest expense                                       (7,668,000)          (246,000)         209,000  (6)   (7,705,000)
 Other                                                      (1,000)            (1,000)                            (2,000)
                                                    --------------      -------------      -----------       -----------
 Income (loss) before income tax benefit (expense)      (4,990,000)        (3,702,000)         123,000        (8,569,000)
Income tax benefit (expense)                              (205,000)           772,000                -           567,000
                                                    --------------      -------------      -----------       -----------
 Net income (loss)                                      (5,195,000)        (2,930,000)         123,000        (8,002,000)
Other comprehensive income (loss)
Foreign currency translation                              (969,000)                 -                -          (969,000)
Income tax benefit                                        (681,000)                 -                -          (681,000)
                                                    --------------      -------------      -----------       -----------
 Total other comprehensive loss                         (1,650,000)                 -                -        (1,650,000)
                                                    --------------      -------------      -----------       -----------
 Comprehensive income (loss)                        $   (6,845,000)     $  (2,930,000)     $   123,000       $(9,652,000)
                                                    ==============      =============      ===========       ===========

          Notes to Unaudited Pro Forma Statements of Operations Data

(1) Represents the results of operations of Pacific Aerospace & Electronics, Inc. ("Pacific Aerospace") for the year ended May 31, 1999 and the results of Nova-Tech Engineering, Inc. ("Nova-Tech") for the twelve-month period ended July 31, 1999 as if Nova-Tech had been acquired by Pacific Aerospace at the beginning of the respective periods.
(2) Represents amortization of the excess of purchase price over fair market value of net tangible assets acquired with Nova-Tech ($390,000) less Nova-Tech Employee Stock Ownership Plan ("ESOP") contributions ($235,000). Excess of purchase price over fair market value of net tangible assets acquired with Nova-Tech is being amortized over 10 years.
(3) Represents elimination of interest paid by Nova-Tech in connection with ESOP indebtedness ($117,000) and indebtedness owed to Pacific Aerospace ($17,000).
(4) Represents the results of operations of Pacific Aerospace for the nine-month period ended February 29, 2000 and the results of Nova-Tech for the nine-month period ended April 30, 2000 as if Nova-Tech had been acquired by Pacific Aerospace at the beginning of the respective periods.
(5) Represents amortization of the excess of purchase price over fair market value of net tangible assets acquired with Nova-Tech ($292,000) less ESOP contributions ($206,000). Excess of purchase price over fair market value of net tangible assets acquired with Nova-Tech is being amortized over 10 years.
(6) Represents elimination of interest paid by Nova-Tech in connection with ESOP indebtedness ($75,000) and indebtedness owed to Pacific Aerospace ($134,000).
(7)  Represents elimination of intercompany sales and related cost of sales.